Exhibit 10.8

Financial covenant waiver extension consent letter relating to the Cruise Debt

Holiday Principles

To:	Royal Caribbean Cruises Ltd. ("RCCL")
as Borrower under the Facility Agreements (as defined in the Schedule (as defined below))

From:	KfW IPEX-Bank GmbH
as Hermes Agent and as Facility Agent (as applicable) under the Facility Agreements (but for the purpose of this letter, being referred to as the Facility Agent)

Date: 31 July 2020

Dear Sirs

1	We refer to:

(1)	each of the Facility Agreements (as defined in and more particularly set out in the schedule to this letter (the "Schedule"));

(2)	the consent request letters from you to us in relation to the Principles (as defined in the Waiver Extension Request (as defined below)) dated 31 March 2020 (the "Original Consent Request'');

(3)	the waiver extension consent request letter from you to us dated 13 July 2020 (the "Waiver Extension Request");

(4)	the email from you to us dated 15 July 2020 requesting the amendment of the debt holiday quarterly reporting obligation under the Principles to align it with your SEC filing requirements (the "Financial Reporting Request");

(5)	the waiver extension consent letter from Finnvera and FEC to you dated 17 July 2020 pursuant to which the suspension of financial covenant testing granted pursuant to the Original Consent Request has been extended until 30 June 2021 (the "First Finnvera Waiver Extension Consent Letter''); and

(6)	the waiver extension consent letter from Finnvera and FEC to you dated 24 July 2020 and reissued on 31 July 2020 and acknowledged and agreed by you on 31 July 2020 pursuant to which the suspension of financial covenant testing granted pursuant to the First Finnvera Waiver Extension Consent Letter has been further extended until 31 December 2021 provided that the structural enhancements more particularly described in the presentation sent to Finnvera by RCCL on 15 July 2020 (the "Presentation") have been (a) implemented for the benefit of the ECA creditors and (b) approved by the relevant creditors, in each case in the manner contemplated in the Presentation and on or before 30 September 2020 (or such later date as may be agreed between RCCL, Finnvera and FEC).

2	Unless otherwise defined in this letter, words and expressions defined in the relevant Facility Agreement and the Schedule shall have the same meanings when used in this letter.

3	The Lenders under each of the Facility Agreements and Hermes consent to the requests contained in the Waiver Extension Request and the Financial Reporting Request on and subject to the terms set out in this letter.

4	With effect on and from the date of this letter.

(1)	the term of the waivers for the suspension of financial covenant testing granted pursuant to the Original Consent Request as contained in any confirmations issued by us pursuant to the Original Consent Request in connection with the Facility Agreements (the "Original Confirmations") shall be extended so that any financial covenants set out in any relevant provision of the Facility Agreements shall continue to be tested in accordance with the existing terms of the relevant Facility Agreement (and your reporting obligations in respect of such financial covenants under such Facility Agreement shall continue to apply) but the Original Confirmations provided by us in relation to the suspension of financial covenant testing shall continue to apply until 31 December 2021 unless the structural enhancements more particularly described in the Presentation have not been so implemented and approved on or before 30 September 2020 (or such later date as may be agreed between RCCL, Finnvera and FEC);

(2)	you shall provide the financial information referred to in sections (F)8 and (F)9 of the information package (attachment 1 to the Principles) as soon as possible and in any event within 40 days after the end of each quarterly period during the period starting on 1 April 2020 and ending on 31 December 2021 unless the structural enhancements more particularly described in the Presentation have not been so implemented and approved on or before 30 September 2020 (or such later date as may be agreed between RCCL, Finnvera and FEC); and

(3)	the terms on which the Lenders under each of the Facility Agreements and Hermes consented to the requests contained in the Original Consent Request shall continue to apply save to the extent amended and supplemented by this letter.

5	By signing this letter, the Facility Agent confirms that any consent required to be obtained from Hermes and KfM in respect of the amendments to the Facility Agreements to be made pursuant to paragraph 4 above have been obtained.

6	By signing this letter RCCL hereby:

(1)	repeats as at the date of its acknowledgement of this letter the representations set forth in article VI of each Facility Agreement (excluding that in section 6.10 (Withholding, etc.)), by reference to the facts and circumstances then pertaining, as if references to the Loan Documents include this letter;

(2)	confirms that it is in compliance with its negative pledge covenant under section 7.2.3 (Liens) of the Facility Agreements;

(3)	undertakes that if it or any of its Subsidiaries grants security and/or issues guarantees under or in connection with a credit, loan or borrowing facility agreement which is backed by an export credit agency other than Hermes and in existence as of 30 June 2020 (an "Other Existing ECA Financing"), it shall promptly notify the Facility Agent and, if required by Hermes in respect of any Facility Agreement, agrees to amend and modify that Facility Agreement promptly to reflect the requirement to grant security and/or issue guarantees equivalent to those granted and/or issued under such Other Existing ECA Financing. Pending such amendment and modification the requirement to grant equivalent security and/or issue equivalent guarantees shall be deemed to be a term of that Facility Agreement. The Facility Agent and RCCL will, at the cost of RCCL, enter into such documentation as is required to reflect the granting of equivalent security and/or the issue of equivalent guarantees that take effect pursuant to this letter. Any such documentation must be in a form agreed by the Facility Agent, acting reasonably; and

(4)	undertakes to notify the Facility Agent promptly of the granting of any new security, the issue of any new guarantees or the discharge or release of any security or guarantees granted or issued by it or any of its Subsidiaries to secure the repayment of monies borrowed under any credit, loan or borrowing facility agreement (including the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) or the repayment of any other Indebtedness.

7	Each party confirms that, save as supplemented and amended by this letter, the provisions of each Facility Agreement shall continue in full force and effect.

8	This letter is a Loan Document.

9	This letter and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English law and sections 11.18.2 (Jurisdiction), 11.18.3 (Alternative Jurisdiction) and 11.18.4 (Service of Process) of each Facility Agreement shall apply to this letter as if they are set out in full and as if (a) references to each party are references to each party to this letter and (b) references to the Facility Agreement are to this letter.

10	This letter may be executed in counterparts.

Please sign below and return to signify your acceptance of the terms and conditions of this letter.

Yours faithfully

/s/ JULIE CLEGG, Attorney-in-fact
Name: JULIE CLEGG
For and on behalf of
KfW IPEX-Bank GmbH as Facility Agent and on behalf of the Lenders and any lead arrangers
(howsoever described)

ROYAL CARIBBEAN CRUISES LTD.

By:	/s/ ANTJE GIBSON
Name:ANTJE GIBSON
Title: VP, Treasurer

Date:	July 31, 2020

Schedule

1.	A facility agreement dated 11 October 2017 (as amended and restated from time to time) in respect of the passenger cruise vessel with builder's hull no. 1400 entered into between, amongst others, RCCL as borrower, KfW IPEX-Bank GmbH as Hermes agent (the "Hermes Agent"), KfW IPEX-Bank GmbH as facility agent (the "Facility Agent") and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).

2.	A facility agreement dated 11 October 2017 (as amended and restated from time to time) in respect of the passenger cruise vessel with builder's hull no. 1401 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).

3.	A facility agreement dated 18 December 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. 1402 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).

The facility agreements listed above together the "Facility Agreements".

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